Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 22, 2012	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2012 1ST QTR RESULTS

Horsham, PA, February 22, 2012 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2012.

The Company reported a FY 2012 first-quarter net loss of $2.8 million, or $0.02 per share diluted, compared to FY 2011’s first-quarter net income of $3.4 million, or $0.02 per share diluted. FY 2012’s first quarter included a net tax benefit of $3.6 million, compared to a net tax benefit of $20.5 million in FY 2011’s first quarter.

On a pre-tax basis, the Company reported a FY 2012 first-quarter loss of $6.4 million, compared to a FY 2011 first-quarter loss of $17.0 million. Excluding inventory and joint venture write-downs, FY 2012’s first-quarter pre-tax income was $1.7 million, compared to $8.1 million in FY 2011’s first quarter. FY 2012’s first quarter included inventory write-downs totaling $8.1 million, compared to $25.1 million of inventory and joint venture write-downs in FY 2011’s first quarter.

FY 2012’s first-quarter revenues and home building deliveries of $322.0 million and 564 units decreased 4% in dollars and 1% in units, compared to FY 2011’s first-quarter totals of $334.1 million and 570 units.

FY 2012’s first-quarter net signed contracts of $444.7 million and 652 units rose 45% in dollars and 19% in units, compared to FY 2011’s first-quarter net signed contracts of $307.2 million and 548 units. The average price of first-quarter net signed contracts was $682,000, compared to $561,000 in FY 2011’s first quarter. The Company ended FY 2012’s first quarter with a backlog of $1.12 billion and 1,784 units, an increase of 35% in dollars and 21% in units, compared to FY 2011’s first-quarter-end backlog of $825.2 million and 1,472 units.

The average price of the Company’s first-quarter contracts signed was positively impacted by The Touraine on Manhattan’s Upper East Side, where the value of the 16 contracts signed this quarter was $65.5 million – an average of approximately $4.1 million per unit. The Touraine, a 22-unit boutique condominium building under construction at 65th Street and Lexington Avenue, will deliver units in FY 2013. Excluding the Touraine, the Company’s average price of first-quarter net signed contracts was $596,000, up 6% compared to FY 2011’s first-quarter average price of $561,000.

FY 2012’s first-quarter net signed contracts of 2.86 units per community were the highest for any first quarter in five years. They were, however, still well below the Company’s historical first-quarter average of 4.82 units, dating back to 1987, the first full fiscal year in which the Company was public.

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The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was approximately 6.2% in the first quarter of FY 2012, compared to 5.7% in FY 2011’s first quarter. These rates are consistent with the Company’s pre-downturn historical averages.

Toll Brothers ended FY 2012’s first quarter with 228 selling communities, compared to 200 at FY 2011’s first-quarter end. The Company ended FY 2012’s first quarter with approximately 39,700 lots owned and optioned, compared to approximately 37,500 at the previous quarter end and 35,700 one year earlier.

The Company ended FY 2012’s first quarter with $719.4 million of cash and marketable securities, compared to $1.14 billion at FY 2011’s fourth-quarter end and $1.10 billion at FY 2011’s first-quarter end. During FY 2012’s first quarter, the Company spent approximately $144.7 million for the purchase of substantially all of the assets of Seattle-based CamWest Development LLC (“CamWest”), including approximately 1,250 lots owned and 250 lots controlled through land purchase agreements. The Company spent $57.6 million, which was previously accrued, to cover the purchase of land and other costs in conjunction with the settlement of the Inspirada litigation in Las Vegas. The Company invested $71.0 million related to a previously announced acquisition with Equity Residential of a development site in Manhattan. In FY 2012’s first quarter, the Company increased its net investment in Gibraltar Capital and Asset Management LLC (“Gibraltar”), a wholly owned subsidiary, by $26.9 million. And the Company spent $72.5 million on various other land transactions involving the acquisition of 1,398 lots.

At FY 2012’s first-quarter end, the Company had $815 million available under its $885 million 12-bank credit facility, which matures in October 2014. Toll Brothers ended FY 2012’s first quarter with a net debt-to-capital ratio(1) of 25.0%, compared to 17.6% at FY 2011’s first-quarter end.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “The past few months have been very exciting for Toll Brothers. Our total and per-community contracts were the highest for a first quarter in five years. At first-quarter end, the value of our backlog was up 35% and our community count was up 14% compared to one year ago. We entered the Seattle market through the acquisition of CamWest. We teamed with Equity Residential to acquire a great site at 28th Street and Park Avenue South in Manhattan where Toll Brothers will own and sell condominiums on the top eighteen floors of what will be an iconic forty-story building. And our Gibraltar subsidiary acquired its fifth portfolio of distressed assets with a combined outstanding loan balance of approximately $51.4 million: This was its first portfolio of primarily commercial assets.

“Although historically, our first quarter is the most challenging time to gauge sentiment among home buyers, in general the market feels healthier than it did one year ago. The urban metro New York City market remains very strong. We are also encouraged by the continued health of the Washington, DC-to-Boston corridor, along with Houston, Dallas, Raleigh, and more recently Southern California. We are even seeing some recovery on the east coast of Florida and in the suburbs of Detroit and Phoenix.

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“Our first quarter (non-binding) deposits were up 22% gross and 4% per community, compared to last year’s first quarter. In the first three weeks of February, on a gross and per-community basis, deposits were up 43% and 25%, respectively, compared to the prior year’s same period. With the economic and employment picture improving and the financial markets trending up, buyers are taking advantage of tremendous affordability and record low mortgage rates.

“We believe our community count is on track to reach between 235 and 255 by FYE 2012. We continue to explore land and debt portfolio acquisition opportunities across most of our current markets. Our balance sheet, reputation, and expertise in the approvals and development process, combined with our ability to close on transactions quickly and reliably, make us an attractive buyer for many land sellers.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “In early February 2012, the start of our second quarter, we completed the issuance of $300 million of 5.875% senior notes due February 2022 and received net cash proceeds of $296.2 million. We accessed the public capital markets to take advantage of an attractive interest rate environment and to extend our debt maturities. We are in the midst of an exchange offer involving our two nearest-dated debt maturities, due in November 2012 and September 2013, in order to further extend our debt maturities and lower our weighted-average interest rate.

“Our SG&A was up $8.4 million this quarter compared to last year’s first quarter, which benefited from $6 million of one-time insurance recoveries and other accrual reversals. Another factor in the increase, as evidenced by our Seattle acquisition, our community count increase and our backlog growth, is that we are growing the Company: With such growth comes some increase in our SG&A in advance of revenues.

“Our pre-impairment, pre-interest margin improved by approximately 70 basis points compared to last year’s first quarter. We attribute this predominantly to benefits from purchasing initiatives and the close-out of certain lower-margin communities, offset, in part, by the impact of purchase accounting on backlog and quick-delivery homes purchased in the CamWest acquisition that were delivered in this first quarter.

“Sequentially, pre-impairment margins declined by approximately 100 basis points compared to fourth quarter 2011 due primarily to a combination of the CamWest purchase accounting and the benefit of an accrual reversal of $2 million associated with a favorable legal ruling in last year’s fourth quarter.

“Subject to the caveats in our Statement on Forward-Looking Information included in and applicable to this entire release, we offer the following limited guidance: Based on our FY 2012 first-quarter-end backlog and our current community count, we currently estimate that we will deliver between 2,600 and 3,200 homes in FY 2012 at an average price of between $550,000 and $575,000 per home.”

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Robert I. Toll, executive chairman, stated: “Since the new home industry is coming off several years of historic low levels of production, we are encouraged by the recent improvement in housing starts. As announced last week, nationally, January 2012 housing starts (seasonably adjusted) were up 10% compared to January 2011. Some big public builders, such as Toll Brothers, appear to be gaining market share as their order numbers have grown more rapidly than housing starts in general. These large builders benefit from access to capital and more marketing firepower.

“We believe this is most pronounced in the luxury market where our brand is firmly entrenched. Consistent with previous cycles, we believe we are benefiting from a flight to quality. Buyers are gravitating to our brand, the quality and value of our homes, our strong balance sheet and our track record. With our solid land position and well-located communities, we believe we are well-positioned as the market recovers.”

Toll Brothers’ financial highlights for the first quarter ended January 31, 2012 (unaudited):

•	FY 2012’s first-quarter net loss was $2.8 million, or $0.02 per share diluted, compared to FY 2011’s first-quarter net income of $3.4 million, or $0.02 per share diluted.

•

FY 2012’s first quarter included a tax benefit of $3.6 million, primarily due to the reversal of previously accrued taxes and interest, compared to a $20.5 million tax benefit in FY 2011’s first quarter.

•

FY 2012’s first-quarter pre-tax loss was $6.4 million, compared to a FY 2011 first-quarter pre-tax loss of $17.0 million. FY 2012’s first-quarter results included pre-tax inventory write-downs of $8.1 million: $6.4 million of the write-downs was attributable to operating communities, $0.9 related to land owned for future communities, and $0.8 million related to land controlled for future communities. FY 2011’s first-quarter results included pre-tax inventory and joint venture write-downs totaling $25.1 million.

•	Excluding write-downs, FY 2012’s first-quarter pre-tax income was $1.7 million, compared to FY 2011’s first-quarter pre-tax income of $8.1 million.

•	FY 2012’s first-quarter gross margin, excluding interest and write-downs, improved to 23.2% from 22.6% in FY 2011’s first quarter.

•	Interest included in cost of sales declined from 5.4% to 5.1% of revenue in FY 2012’s first quarter compared to FY 2011’s first quarter.

•	FY 2012’s first-quarter total revenues of $322.0 million and 564 units declined 4% in dollars and 1% in units from FY 2011’s first-quarter total revenues of $334.1 million and 570 units.

•

In FY 2012, first-quarter gross signed contracts of $470.3 million and 695 units rose 44% in dollars and 20% in units from FY 2011’s first-quarter totals of $325.9 million and 581 gross signed contracts.

•

The average price per unit of gross signed contracts in FY 2012’s first quarter was approximately $677,000, compared to approximately $603,000 in FY 2011’s fourth quarter and $561,000 in FY 2011’s first quarter.

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•

The average price per unit of cancellations in FY 2012’s first quarter was approximately $594,000, compared to approximately $571,000 in FY 2011’s fourth quarter and $566,000 in FY 2011’s first quarter.

•	In FY 2012, first-quarter cancellations totaled 43. This compared to 55, 57, 36 and 33, respectively, in FY 2011’s fourth, third, second and first quarters.

•

FY 2012’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.2%. This compared to 7.9%, 7.4%, 3.9%, and 5.7%, respectively, in FY 2011’s fourth, third, second and first quarters.

•

The Company’s FY 2012 first-quarter net signed contracts of $444.7 million and 652 units, increased by 45% and 19%, respectively, compared to FY 2011’s first-quarter net signed contracts of $307.2 million and 548 units.

•

On a per-community basis, FY 2012’s first-quarter net signed contracts of 2.86 units per community were the highest in five years. They were 2% higher than FY 2011’s first-quarter total, 9% higher than FY 2010’s first-quarter total, and 188% and 39% higher than FY 2009’s and FY 2008’s first-quarter totals, respectively. They were, however, well below the Company’s historical first-quarter average of 4.82 units, dating back to 1987, the first full fiscal year in which the Company was public.

•	The average price of net signed contracts in FY 2012’s first quarter was approximately $682,000, compared to approximately $606,000 in FY 2011’s fourth quarter and $561,000 in FY 2011’s first quarter.

•

The average price of the Company’s first-quarter net signed contracts was positively impacted by The Touraine, the firm’s 22-unit boutique condo building under construction at 65th Street and Lexington Avenue in Manhattan, where the value of the 16 contracts signed this quarter was $65.5 million, or an average of approximately $4.1 million per unit. The Touraine will deliver units in FY 2013. Excluding the Touraine, the average price of first-quarter net signed contracts was $596,000, up 6% compared to FY 2011’s first-quarter average price of $561,000.

•

As a percentage of beginning-quarter backlog, FY 2012’s first-quarter cancellation rate was 2.6%, this compared to 3.1%, 3.2%, 2.4% and 2.3%, respectively, in FY 2011’s fourth, third, second and first quarters.

•	In FY 2012, first-quarter-end backlog of $1.12 billion and 1,784 units increased 35% and 21%, respectively, from FY 2011’s first-quarter-end backlog of $825.2 million and 1,472 units.

•

In FY 2012’s first quarter, unconsolidated entities in which the Company had an interest delivered $23.4 million of homes, compared to $79.0 million in the first quarter of FY 2011. The Company recorded its share of the results from these entities’ operations in “Income (loss) from Unconsolidated Entities” on the Company’s Statements of Operations.

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•

In FY 2012’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of $21.4 million, compared to $24.1 million in FY 2011’s first quarter. At January 31, 2012, unconsolidated entities in which the Company had an interest had a backlog of $19.0 million, compared to $36.4 million at January 31, 2011.

•

The Company ended its FY 2012 first quarter with $719.4 million in cash and marketable securities compared to $1.14 billion at FYE 2011, and $1.10 billion of cash and marketable securities at FY 2011’s first-quarter end. At FY 2012’s first-quarter end, it had $815 million available under its $885 million, 12-bank credit facility, which matures in October 2014.

•	In February 2012, the start of its second quarter, the Company raised $296.2 million through the issuance of $300 million of senior notes due February 15, 2022 with a coupon of 5.875%.

•

During FY 2012’s first quarter, the Company used approximately $144.7 million for the purchase of substantially all of the assets of Seattle-based CamWest Development LLC (“CamWest”), including approximately 1,250 lots owned and 250 lots controlled through land purchase agreements. The Company spent $57.6 million, which was previously accrued, to cover the costs in conjunction with the settlement of the Inspirada litigation in Las Vegas. The Company invested $71.0 million related to the previously announced acquisition with Equity Residential of a site at 28th Street and Park Avenue South in Manhattan. In FY 2012’s first quarter, the Company’s net investment in Gibraltar Capital and Asset Management LLC increased by $26.9 million. And the Company spent $72.5 million on various other land transactions involving the acquisition of 1,398 lots.

•	The Company’s Stockholders’ Equity at FY 2012’s first-quarter end increased 1% to $2.60 billion, compared to $2.57 billion at FY 2011’s first-quarter end.

•	The Company ended its FY 2012 first quarter with a net debt-to-capital ratio of 25.0%, compared to 15.0% at FYE 2011 and 17.6% at FY 2011’s first-quarter end.

•

The Company ended FY 2012’s first quarter with approximately 39,700 lots owned and optioned, compared to 37,500 one quarter earlier, 35,700 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. Approximately 32,400 of these lots were owned, of which approximately 12,200 lots, including those in backlog, were substantially improved.

•

The Company ended FY 2012’s first quarter with 228 selling communities, compared to 215 at FYE 2011 and 200 at FY 2011’s first-quarter end. The Company expects to end FY 2012 with 235 to 255 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

•

Based on FY 2012’s first-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,600 and 3,200 homes in FY 2012. It believes the average delivered price for FY 2012 will be between $550,000 and $575,000 per home.

•	The Company’s Gibraltar subsidiary contributed $1.7 million of income to FY 2012’s first quarter results.

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(1)	Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, February 22, 2012 to discuss these results and its outlook for FY 2012. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.

Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases large distressed real estate portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	January 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$575,694	$906,340
Marketable securities	143,729	233,572
Restricted cash	48,241	19,760
Inventory	3,655,100	3,416,723
Property, construction and office equipment, net	101,499	99,712
Receivables, prepaid expenses and other assets	98,191	105,576
Mortgage loans receivable	36,911	63,175
Customer deposits held in escrow	25,089	14,859
Investments in and advances to unconsolidated entities	193,626	126,355
Investment in non-performing loan portfolios and foreclosed real estate	96,822	69,174

	$4,974,902	$5,055,246

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$93,279	$106,556
Senior notes	1,491,442	1,490,972
Mortgage company warehouse loan	31,864	57,409
Customer deposits	97,334	83,824
Accounts payable	105,311	96,817
Accrued expenses	451,414	521,051
Income taxes payable	100,276	106,066

Total liabilities	2,370,920	2,462,695

Equity:
Stockholders’ Equity
Common stock	1,687	1,687
Additional paid-in capital	399,743	400,382
Retained earnings	2,231,465	2,234,251
Treasury stock, at cost	(31,531)	(47,065)
Accumulated other comprehensive loss	(3,563)	(2,902)

Total stockholders’ equity	2,597,801	2,586,353
Noncontrolling interest	6,181	6,198

Total equity	2,603,982	2,592,551

	$4,974,902	$5,055,246

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TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended January 31,
	2012	2011
Revenues	$321,955	$334,116

Cost of revenues	271,608	281,965
Selling, general and administrative	69,637	61,251
Interest expense	—	1,112

	341,245	344,328

Loss from operations	(19,290)	(10,212)
Other:
Income (loss) from unconsolidated entities	6,687	(11,002)
Interest and other income	6,195	4,167

Loss before income tax benefit	(6,408)	(17,047)
Income tax benefit	(3,622)	(20,464)

Net (loss) income	$(2,786)	$3,417

(Loss) income per share:
Basic	$(0.02)	$0.02

Diluted	$(0.02)	$0.02

Weighted-average number of shares:
Basic	166,311	166,677
Diluted	166,311	168,121

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TOLL BROTHERS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

($ Amounts in thousands)

(unaudited)

	Three months ended January 31,
	2012	2011
Write-downs recognized:
Cost of sales	$8,120	$5,126
Loss from unconsolidated entities		20,000

	$8,120	$25,126

Depreciation and amortization	$2,851	$3,744

Interest incurred	$28,899	$29,716

Interest expense:
Charged to cost of sales	$16,321	$18,082
Directly charged to statement of operations		1,112
Charged to interest and other income		70

Total	$16,321	$19,264

Home sites controlled:
Owned	32,352	30,751
Optioned	7,302	4,960

	39,654	35,711

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended January 31,		Three Months Ended January 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2012	2011	2012	2011
North	137	149	$75.6	$82.5
Mid-Atlantic	179	179	100.8	103.8
South	135	115	76.5	61.9
West	113	127	69.1	85.9

Total consolidated	564	570	$322.0	$334.1

CONTRACTS
North	201	132	$178.5	$73.7
Mid-Atlantic	182	190	104.2	108.8
South	159	126	96.3	69.2
West	110	100	65.7	55.5

Total consolidated	652	548	$444.7	$307.2

BACKLOG
North	617	504	$410.3	$250.6
Mid-Atlantic	490	486	292.4	289.4
South	466	307	283.0	166.9
West	211	175	131.8	118.3

Total consolidated	1,784	1,472	$1,117.5	$825.2

CamWest initial acquired Backlog	29		$13.7

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three months ended January 31, 2012 and 2011, and for backlog at January 31, 2012 and 2011 is as follows:

	2012 Units	2011 Units	2012 $(Mill)	2011 $(Mill)
Three months ended January 31,
Revenues	28	108	$23.4	$79.0
Contracts	25	28	$21.4	$24.1

Backlog at January 31,	23	46	$19.0	$36.4

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